Exhibit 99.1

Danaher Corporation to Acquire X-Rite, Incorporated

Washington, D.C., April 10, 2012 - Danaher Corporation (NYSE:DHR) announced today that it has entered into a definitive merger agreement with X-Rite, Incorporated (NASDAQ: XRIT) pursuant to which Danaher will acquire X-Rite by making a cash tender offer to acquire all of the outstanding shares of common stock of X-Rite at a purchase price of $5.55 per share, for an enterprise value of approximately $625 million, including debt assumed and net of cash acquired.

X-Rite is a global leader in color measurement technology. The company, which includes design industry color provider Pantone, develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. Upon closing X-Rite will be part of Danaher’s Product Identification group.

“We are excited about the opportunity to acquire two premier brands in X-Rite and Pantone,” said William K. Daniel II, Executive Vice President of Danaher. “Color measurement is an attractive market adjacency to our existing Product Identification businesses. X-Rite’s color measurement technologies complement Esko’s digital packaging design capabilities to provide customers with a full range of solutions to meet their packaging and design needs. Along with Videojet and Esko, we believe X-Rite and Pantone will further Danaher’s leading position in the Product Identification industry and present an attractive value creation opportunity.”

The X-Rite Board of Directors has unanimously recommended that X-Rite shareholders accept and tender their shares into the offer. The offer is subject to customary conditions, including tender of a majority of the outstanding shares into the offer (on a fully diluted basis), applicable regulatory approvals and the absence of a material adverse change with respect to X-Rite. Certain shareholders representing approximately 68% of the voting power of X-Rite’s outstanding shares intend to tender their shares into the offer. The transaction is expected to be completed during the second quarter of 2012.

About Danaher

Danaher is a science and technology leader that designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Our premier brands are among the most highly recognized in each of the markets we serve. The Danaher Business System provides a foundation to our 59,000 associates around the world, serving customers in more than 125 countries. In 2011, we generated $16.1 billion of revenue. For more information please visit our website: www.danaher.com.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of X-Rite common stock described in this press release has not yet commenced. At the time the planned offer is commenced an indirect, wholly-owned subsidiary of Danaher will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and X-Rite will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to X-Rite security holders at no expense to them. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s Web site: www.sec.gov.

Forward-looking statements

Statements in this release that are not strictly historical, including statements regarding the proposed acquisition of X-Rite, the expected timetable for completing the transaction, potential benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Danaher and X-Rite operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; Danaher’s ability to successfully integrate X-Rite’s operations and employees with Danaher’s existing business; the ability to realize anticipated growth, synergies and cost savings; and X-Rite’s performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Danaher’s SEC filings, including Danaher’s Annual Report on Form 10-K for the year ended December 31, 2011 as well as X-Rite’s SEC filings, including X-Rite’s Annual Report on Form 10-K for the year ended December 31, 2011. These forward-looking statements speak only as of the date of this release and Danaher does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Danaher contact:

Matt R. McGrew

Vice President, Investor Relations

Danaher Corporation

2200 Pennsylvania Avenue, NW

Suite 800W

Washington, D.C. 20037

Telephone: (202) 828-0850

Fax: (202) 828-0860